Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of MingZhu Logistics Holdings Limited on Form F-1 of our report dated April 23, 2020, except for Notes 1, 13 and 15 which are dated May 22, 2020, with respect to our audits of consolidated financial statements of MingZhu Logistics Holdings Limited and Subsidiaries as of and for the years ended December 31, 2019 and 2018. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP

New York, New York
September 17, 2020